Global Green Solutions and Sappi Limited sign Agreement for Biomass Energy Generation Project in Southern Africa

Johannesburg, South Africa – March 11, 2008 – Global Green Solutions Inc. (GGRN:OTCBB), an international ecotechnology company, and Sappi Limited, a leading producer of pulp and paper worldwide, have signed a letter of agreement to install GGRN’s Greensteam system at Sappi’s Usutu pulp mill in Swaziland, Southern Africa, subject to completion of a successful feasibility study. The Greensteam system will generate process steam through the combustion of waste biomass from forest felling, cuttings and tree bark. The project seeks to optimize the use of available biomass and could include replacing an older less efficient boiler with the high efficiency, low air emissions Greensteam process.

“Greensteam is a perfect fit for Sappi and Southern Africa,” said Doug Frater, president and CEO of Global Green Solutions. “It substitutes renewable energy for fossil fuel, mitigates energy shortages and is economic, sustainable and environmentally friendly.”

“This is a strategic step towards Sappi’s goal to implement a sustainable renewable energy program to reduce greenhouse gas emissions and increase energy efficiency. The project will also lessen Sappi’s dependence on fossil fuel-based power from the grid and provide local employment opportunities,” said Bertus van der Merwe, technical director for Sappi Southern Africa.

A definitive contract is targeted for July 2008 and plans call for the Greensteam facility to be operational by September 2009. Global Green Solutions Inc., in conjunction with Global Green Solutions PTY LTD and South Africa strategic partners, will build, own and operate the Greensteam facility.

Global Green Solutions Inc., www.globalgreensolutionsinc.com develops and implements ecotechnology solutions for renewable energy and reduction of greenhouse gas emissions. Global Green Solutions Inc. is a U.S. public traded company (OTCBB:GGRN) with offices in Vancouver, San Diego, El Paso, New York, London, Brussels and Johannesburg.

Investor Relations
North America
Halsey Johnston
604-606-7967 or 800.877.1626
haljohnston@globalgreensolutionsinc.com

Europe, Middle East and Africa
Shaun Brown
Innovator Capital Limited
+44.207.297.6840
shaun.brown@innovator-capital.com

Media Relations Nancy Tamosaitis Vorticom Public Relations 212.532.2208 Nancyt@vorticom.com

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